EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Network Event Theater Development, Inc.
National Campus Media, Inc.
American Passage Media, Inc.
Campus Voice, Inc.
Beyond the Wall, Inc.
Pik:Nik Media, Inc.
Media Publications Company, Inc.
National Campus Postcards, Inc.